Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

The financial statements of Smart RX Systems, Inc. as of December 31, 2017, 2016, and 2015 included in this offering circular, have been audited by Soto Accounting, as stated in the report appearing herein.

I agree to the inclusion in the offering circular of our report, dated October 12, 2018, on our audit of the financial statements of Smart RX Systems, Inc.

The auditor is an expert in accounting and auditing and possesses accounting and related financial management expertise, and consent to such reference in the offering circular to which this letter and report pertains.

/s/ Soto Accounting
Soto Accounting, LLC Brian Soto, CPA

October 12, 2018

4252 N. Cicero Ave. Chicago, IL 60641 | T: 312.715.8599 | F: 312.489.2344 | brian@sotoaccounting.com